RESCISSION AGREEMENT

By signing below, the undersigned hereby agree to rescind, *ab initio*, the Restricted Stock Unit Agreements dated December 29, 2021 between Selectis Health, Inc. and each of the undersigned, respectively, as if such Restricted Stock Unit Agreements had never been executed.

______________________________ Date: December 31, 2021
Lance Baller

______________________________ Date: December 31, 2021
Randy Barker

Approved and Accepted

Selectis Health, Inc.

By:______________________________, Secy